SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CAPITOL ACQUISITION CORP. II

(Name of Registrant as Specified in Its Charter)

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Lindblad Expeditions, Inc. Completes the Successful
Syndication and Upsize of Its New Term Loan

WASHINGTON, D.C. and NEW YORK, June 22, 2015 – Capitol Acquisition Corp. II (NASDAQ: CLAC; “Capitol”) and Lindblad Expeditions, Inc. (“Lindblad” or the “Company”), a global provider of expedition cruises and adventure travel experiences, today announced the successful syndication of the Company's $175 million senior secured term loan (the "Term Loan") under the credit agreement with Credit Suisse AG, as Administrative Agent and Collateral Agent, dated as of May 8, 2015. The Term Loan was increased to $175 million from its initial size of $150 million and the interest rate applicable to the Term Loan was significantly reduced.

As announced previously, Lindblad and Capitol, a publicly traded investment vehicle, intend to merge in a transaction valued at approximately $439 million. The combined company expects to be listed on the NASDAQ Stock Market and be renamed Lindblad Expeditions Holdings, Inc.

“We are pleased to announce the successful syndication, increased size and reduced rate of Lindblad’s new term loan, which we believe reflects the confidence of our new lender group in the business and its future prospects,” said Mark Ein, Chairman and Chief Executive Officer of Capitol.

Sven-Olof Lindblad, President and Chief Executive Officer of Lindblad added, “The increased proceeds from our facility represent another important step for us. This financing, together with the equity capital and public currency from our merger with Capitol, will give us significant resources to capitalize on the substantial demand for our expeditions by expanding the fleet and opportunistically seeking accretive strategic acquisitions.”

The Term Loan will bear interest at an annual rate of LIBOR (subject to a minimum of 1.00%) plus 4.50%, which represents a decrease of 100 basis points from the annual rate set upon the initial funding of the Term Loan on May 8, 2015. In addition, the upsized credit facility will provide greater flexibility to the Company to, among other things, make acquisitions, pay dividends, repurchase stock and incur additional debt.

Credit Suisse AG acted as Sole Bookrunner and Sole Lead Arranger, with respect to the transaction.

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ADDITIONAL INFORMATION ABOUT THE MERGER BETWEEN CAPITOL AND LINDBLAD AND WHERE TO FIND IT

In connection with the proposed business combination with Lindblad, Capitol has filed a preliminary proxy statement with the SEC to be used at its special meeting of stockholders to approve the proposed business combination and certain other related matters. Stockholders are advised to read the preliminary proxy statement and, when available, the definitive proxy statement in connection with the solicitation of proxies for such meeting because the proxy statement will contain important information. Such persons can also read Capitol’s final prospectus, dated May 10, 2013, and Capitol’s annual report on Form 10-K for the fiscal year ended December 31, 2014 for a description of the security holdings of the Capitol officers and directors and their interests as security holders in the successful consummation of the proposed business combination. The definitive proxy statement will be mailed to stockholders as of a record date established for the meeting. Stockholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: Capitol Acquisition Corp. II, 509 7th Street, N.W., Washington, D.C. 20004. The preliminary proxy statement and definitive proxy statement, once available, can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

About Lindblad Expeditions

Lindblad Expeditions is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

About Capitol Acquisition Corp. II

Capitol Acquisition Corp. II is a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination. Capitol is led by Chairman and Chief Executive Officer Mark D. Ein, and Director and Chief Financial Officer L. Dyson Dryden. Capitol's securities are quoted on the NASDAQ stock exchange under the ticker symbols CLAC, CLACW and CLACU. The company, which raised $200 million of cash proceeds in an initial public offering in May 2013, is Mark Ein's second publicly traded acquisition vehicle. The first, Capitol Acquisition Corp., created Two Harbors Investment Corp. (NYSE: TWO), a leading mortgage real estate investment trust (REIT), which combined with the spin-out of Silver Bay Realty Trust Corp. (NYSE: SBY) have a combined current market capitalization of approximately $4.4 billion.

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FORWARD LOOKING STATEMENTS

This written communication contains forward-looking statements that involve risks and uncertainties concerning Capitol’s proposed business combination with Lindblad, Lindblad’s expected financial performance, as well as its strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the proposed business combination will not close or that the closing may be delayed; the reaction of Lindblad’s customers to the proposed business combination; general economic conditions; or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement. In addition, please refer to the documents that Capitol files with the SEC. The filings by Capitol identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. Capitol is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.

Contacts:

Justin Dini / Alex Yankus

Brunswick Group

212-333-3810

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